UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2014

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon		97229
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 641-4141
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
As further described in Item 8.01 below, on November 10, 2014, Electro Scientific Industries, Inc. (the "Company") entered into an agreement to issue up to 1,262,274 shares of its common stock as part of the consideration to be paid in its proposed acquisition of Wuhan Topwin Optoelectronics Technology Co., Ltd. ("Topwin"). These shares will be issued over three years, with half of the shares to be issued only if Topwin meets certain performance measures. The issuance of the shares will be exempt from the registration requirements of the Securities Act of 1933 (the "Act") pursuant to Section 4(a)(2) of the Act and Regulation S promulgated under the Act.
Item 8.01 Other Events
On November 10, 2014, the Company entered into an agreement to purchase all of the outstanding equity interests of Topwin for approximately $9.0 million in cash, plus $4.5 million in stock to be paid out over the next three years. Upon achieving certain financial targets, up to an additional $4.5 million in stock will be issued, for a total potential consideration of $18.0 million. The Company's stock is valued at $7.13 per share for purposes of determining the foregoing amounts. This acquisition is expected to add approximately $7-10 million in revenue to the Company and to be accretive to earnings in the range of $0.03 to $0.05 on a non-GAAP basis in the Company's next fiscal year. The Company expects to fund the acquisition using off-shore cash.
Forward-Looking Statements
This Form 8-K includes forward-looking statements about the Company's revenue, earnings and source of funds. These forward-looking statements are based on information available to the Company on the date of this Form 8-K and the Company assumes no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that the transaction fails to close; the risk that we fail to successfully integrate the Topwin business; the risk that the costs of operating the Topwin business are greater than anticipated; the risk that revenues generated by the Topwin business are lower than anticipated.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit 99    Press release dated November 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 13, 2014.
Electro Scientific Industries, Inc.
(Registrant)

By: /s/ Paul Oldham
Name:    Paul Oldham

Title:	Vice President of Administration,
Chief Financial Officer and Secretary